FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS
• Net Sales of $429.4 Million
• Net Earnings of $11.0 Million
• Diluted Earnings Per Share of $0.22

MANHATTAN BEACH, CA. – October 24, 2012 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the quarter ended September 30, 2012.

Net sales for the third quarter of 2012 were $429.4 million, compared to $412.2 million in the third quarter of 2011, and income from operations was $20.3 million, compared to $2.2 million in the third quarter of 2011. Net earnings for the quarter were $11.0 million compared to net earnings of $8.3 million in the third quarter of 2011. Net earnings per diluted share for the third quarter were $0.22 on 49.9 million diluted shares outstanding, compared to net earnings per diluted share of $0.17 on 49.4 million diluted shares outstanding for the third quarter of 2011.

“During the third quarter, sales improved in our domestic wholesale division, company-owned retail stores and international distributor businesses as a result of growth in many of our men’s, women’s and kids’ lines, including strong sales in our expanding Performance division. Also, our company-owned SKECHERS domestic concept stores achieved low double-digit positive comp store sales for the entire quarter, a positive market indicator for the acceptance of our new product offerings,” began David Weinberg, chief operating officer and chief financial officer. The only revenue channel which did not increase during the third quarter was our international subsidiary division, which was adversely affected by a combination of the very challenging economic retail environment in Europe and the Euro exchange rate, as well as declining toning sales in comparison to the prior year period. However, we are now seeing an overall positive trend within our largest international subsidiaries.”

Mr. Weinberg continued: “It is also important to note that currency translations reduced our net income by $1.4 million during the quarter, which reduced our after-tax diluted earnings per share by approximately $0.02. Also of note, we increased our total sales between the second and third quarters by 12 percent while general and administrative expenses remained relatively flat. We believe we will continue to further leverage our infrastructure positively in 2013.”

Gross profit for the third quarter of 2012 was $187.8 million, compared to $175.2 million in the third quarter of 2011. Gross margin was 43.7 percent for the third quarter of 2012, compared to 42.5 percent in the third quarter of 2011. Gross profit for the first nine months of 2012 was $514.9 million, or 44.2 percent of net sales, compared to $511.1 million, or 38.6 percent of net sales, in the first nine months of 2011.

For the nine months ended September 30, 2012, net sales were $1.165 billion compared to net sales of $1.323 billion in the first nine months of 2011. Net earnings for the first nine months of 2012 were $5.6 million, compared to net loss of $9.8 million in the first nine months of 2011. Net income per diluted share in the first nine months of 2012 was $0.11 per share on 49.8 million diluted shares outstanding, compared to a net loss of $0.20 per share on 48.3 million diluted shares outstanding for the same period last year.

Robert Greenberg, SKECHERS chief executive officer, commented: “The third quarter marked yet another first for Skechers with elite marathon runner, Meb, competing successfully in Skechers GOrun footwear during the 2012 London Olympics. Running with the best athletes in the world, Meb was the first American to finish and came in fourth place. We are extremely proud of his Olympic achievement and our recent awards from respected publications, including “Editor’s Choice” from Runner’s World (UK) for Skechers GObionic. Our success in the quarter was in part the result of the continued growing acceptance of our expanding Performance footwear by the running community and consumers alike, as well as many new product developments and fresh styles within our lifestyle collections, including the successful introduction of Relaxed Fit Footwear for men and the growth of BOBS from Skechers. Through BOBS we have now donated more than two million pairs of shoes to children in need thanks to the ‘buy a pair, give a pair’ charitable program. In the quarter, we supported our performance, kids’ and lifestyle brands with advertising, including a new Mr. Quiggly commercial for Skechers GOrun Ride. We also released Twinkle Toes: The Movie on DVD in our SKECHERS stores and at key retailers. We are continuing to support our brands through the Fall and Holiday seasons, including the launch of a new men’s campaign starring Dallas Mavericks owner Mark Cuban earlier this month, baseball icon Tommy Lasorda next week, and football legend Joe Montana next month. We also extended our agreement with Dancing with the Stars host Brooke Burke, who will be appearing in several new print and television campaigns starting in Spring 2013. We are energized by the enthusiasm for our product in our SKECHERS retail stores, with our domestic retail partners and in many countries around the world. We are building on this momentum with a continued focus on delivering fresh innovative styles and are looking forward to a strong holiday season and growth in 2013.”

Mr. Weinberg added: “We are pleased with our continued improvements in financial performance and the positive response to our new products. Based on our key indicators and early sell through rates, we have confidence that all operating divisions – domestic wholesale, international and retail – will be up low to mid double digits in the fourth quarter. The combination of our recent growth, the coming Holiday season, and the reaction to our new product divisions, gives us confidence that SKECHERS is experiencing a resurgence on a global basis and we are on target to continue to grow profitably in 2013.”

ABOUT SKECHERS USA, INC.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Brazil, Canada, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/#!/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the three months ended June 30, 2012. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$307,946	$351,144
Trade accounts receivable, net	241,199	176,018
Other receivables	6,902	6,636

Total receivables	248,101	182,654
Inventories	302,140	226,407
Prepaid expenses and other current assets	34,091	88,005
Deferred tax assets	39,141	39,141

Total current assets	931,419	887,351
Property and equipment, at cost less accumulated	366,939	376,446
depreciation and amortization
Intangible assets, less applicable amortization	3,469	4,148
Deferred tax assets	2,258	530
Other assets, at cost	12,056	13,413

TOTAL ASSETS	$1,316,141	$1,281,888

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$10,311	$10,059
Short-term borrowings	57,654	50,413
Accounts payable	237,152	231,000
Accrued expenses	24,461	16,994

Total current liabilities	329,578	308,466
Long-term borrowings, excluding current installments	70,233	76,531
Deferred tax liabilities	33	4,364

Total liabilities	399,844	389,361
Equity:
Skechers U.S.A., Inc. equity	872,763	852,561
Noncontrolling interests	43,534	39,966

Total equity	916,297	892,527

TOTAL LIABILITIES AND EQUITY	$1,316,141	$1,281,888

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended September 30,
	September 30,
	2012	2011	2012	2011
Net sales	$429,429	$412,183	$1,164,704	$1,322,768
Cost of sales	241,605	236,988	649,842	811,633

Gross profit	187,824	175,195	514,862	511,135
Royalty income	1,758	1,406	4,503	4,430

	189,582	176,601	519,365	515,565

Operating expenses:
Selling	34,385	37,943	103,834	128,602
General and administrative	134,913	136,459	401,172	417,666

	169,298	174,402	505,006	546,268

Income (loss) from operations	20,284	2,199	14,359	(30,703)
Other income (expense):
Interest, net	(3,338)	(986)	(9,315)	(3,960)
Other, net	(1,621)	490	(1,205)	(846)

	(4,959)	(496)	(10,520)	(4,806)

Income (loss) before income taxes	15,325	1,703	3,839	(35,509)
Income tax expense (benefit)	3,725	(6,653)	(3,007)	(25,966)

Net earnings (loss)	11,600	8,356	6,846	(9,543)
Less: Net earnings attributable to noncontrolling interest	596	71	1,290	280

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$11,004	$8,285	$5,556	$(9,823)

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.22	$0.17	$0.11	$(0.20)

Diluted	$0.22	$0.17	$0.11	$(0.20)

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	49,443	48,445	49,335	48,344

Diluted	49,923	49,399	49,834	48,344